Exhibit 10.1

PepperBall Technologies, Inc.

Extension Agreement
Secured Convertible Promissory Note
With
Warrant Attached

This Secured Convertible Promissory Note Extension Agreement (“Note Extension Agreement”) is entered into by and between PepperBall Technologies, Inc. a Colorado corporation (the Company), and ______________________(Investor).

The attached Note dated as of _________________ currently held by Investor is due December 31, 201_.  In consideration for the extension of the maturity date of attached Note until December 31, 2012, the Company hereby issues to Investor a Warrant to purchase common stock of the Company in the amount of up to $________ at the exercise price of $0.05 per share.

The Warrant expires on January 15, 2014.  A copy of the Warrant is attached.

Investor has also entered into an additional promissory note dated December 2010 (“new note”). As additional consideration for the new note, the Company will decrease $______________ of the extended note conversion price to $.05 per share.

A copy of this Note Extension Agreement will be attached to and modify the Note issued to Investor and attached hereto.

The effective date of this Note Extension Agreement and the Warrant is December 30, 2010.

PepperBall Technologies, Inc.	___________________________
Investor Name

/s/ Christin Lewis	___________________________
Asst Secretary	(Signature)